Exhibit 10.2

CONFIDENTIAL

February 3, 2014

Mr. Kenneth T. Neilson

6801 SW Wood Lark Lane

Hobe Sound, FL 33455

RE: Extension of Employment Agreement

Dear Ken:

Reference is made herein to the your Employment Agreement between you and Patriot National Bancorp, Inc. (“Bancorp”) and Patriot National Bank (“Bank”) (collectively, “Patriot”), a copy of which is attached. Capitalized terms contained herein but not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

WHEREAS, you and Patriot entered into a one-year employment agreement commencing March 18, 2013 (the “Employment Agreement”), and both you and Patriot have mutually agreed to extend the term of the Employment Agreement.

In connection with the extension to the Employment Agreement the following changes shall be incorporated into the Employment Agreement:

1.	Term: The term of your employment with Patriot under the Employment Agreement shall be extended from March 18, 2014 (the “Renewal Date”) through March 17, 2015.

2.	Compensation:

a.	Resigning Bonus: Similar to the original signing bonus, Patriot shall pay to you, within five (5) business days following the Renewal Date, a one-time Resigning Bonus of two hundred thousand dollars ($200,000.00), minus required tax withholding amounts; provided that in the event your employment with Patriot is terminated by Patriot for Cause or by you without Good Reason (as such terms are defined below) (i) within three (3) months following the Renewal Date, you shall re-pay to Patriot fifty percent (50%) of such Resigning Bonus or (ii) more than three (3), but less than six (6), months following the Renewal Date, you shall re-pay to Patriot twenty-five percent (25%) of such Resigning Bonus.

b.	2014 Restricted Stock Award: Similar to the original Restricted Stock Award and in connection with your continuing service on the Bancorp and Bank Boards of Directors, you will be granted such whole number of shares of Bancorp restricted stock (“Shares”) that is obtained by dividing three hundred thousand dollars ($300,000.00) by the closing price of Bancorp common stock on the signing date (the “2014 Restricted Stock Award”). The 2014 Restricted Stock Award will be subject to a vesting schedule, under which the 2014 Restricted Stock Award will vest in equal one-third (1/3) increments commencing on December 31, 2014, and then December 31, 2015 and December 31, 2016.

Terms contained in the Employment Agreement pertaining to the signing bonus and Restricted Stock Award shall apply to the Resigning Bonus and 2014 Restricted Stock Award, as applicable.

3.	Other: All other terms contained in the Employment Agreement shall remain unchanged and in effect.

*    *    *

If you are in agreement with the terms set forth herein, please sign below and return this agreement. Patriot’s Board of Directors looks forward to having you continue in your role.

Very truly yours,

Michael A. Carrazza
Chairman

I hereby agree to the terms of this agreement.

Kenneth T. Neilson	Dated: February , 2014